Exhibit 99.1

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Telephone: (914) 307-7000

Fax: (914) 307- 4045

July 20, 2006

Dear Investor:

Please be advised that effective August 25th, 2006 World Monitor Trust Class A and World Monitor Trust Class B will close. The asset levels as of June 1, 2006 were $1.8m and $3.8m, respectively. As assets decline, ongoing operating and administrative expenses continue to become a larger proportion of each Fund and as such, negatively impact the UNAV.

World Monitor Trust Class A and Class B offer weekly liquidity. Please contact your Wachovia Financial Advisor for instructions on how to place redemption instructions. If you have not placed redemption instructions by August 25th, 2006, your investment will automatically redeem as of this date and proceeds wired to your Wachovia account.

Please note Kenmar also offers World Monitor Trust III, a publicly offered managed futures fund. Please speak to your Wachovia Financial Advisor for information and a current Offering Memorandum on WMT III.

We appreciate the support you have shown to-date for World Monitor Trust and Kenmar.

Regards,

/s/ Florence Sofer
Florence Sofer
Director, Investor Services & Communication
Kenmar Group Inc.

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.